EXHIBIT J
LOAN AGREEMENT
This Agreement is made as of December 28, 2005 between:
Branton Limited, a company organized and existing under the laws of Commonwealth of the Bahamas (registration number 125964 B) and having its registered office at Kings Court, 1st floor, Bay Street, P.O. Box N-3944, Nassau, Bahamas (the “Lender").
Smart Hydrogen Inc., a company organised and existing under the laws of British Virgin Islands and having its registered office at P.O. Box 3540, Road Town, Tortola, British Virgin Islands (the “Borrower") and
Background
The Lender is willing to make available to the Borrower a non-interest loan in the amount US$14,116,440 (fourteen million one hundred and sixteen thousand four hundred and forty US dollars) on the terms and conditions set out in this Agreement.
It is agreed as follows:

1.	Interpretation

1.1	Definitions

In this Agreement:

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open in the Russian Federation and the City of New York;

“Repayment Date” means the date of repayment of the Loan by the Borrower to the Lender but not later then 6 (six) month after the date hereof.

1.2	Construction
(a)	Any reference to the singular number includes a reference to the plural and vice versa.

(b)	Any reference to a clause is a reference to a clause of this Agreement.

(c)	Headings to clauses and titles of sub-clauses are for convenience only and shall not affect the meaning and interpretation hereof.

2.	The Loan

2.1	Amount: The Lender grants to the Borrower a non-interest loan of US$14,116,440 (fourteen million one hundred and sixteen thousand four hundred and forty US dollars) (the “Loan") to be drawn not later than one month after the date of this Agreement in one lump sum at the request of the Borrower.

2.2	Purpose: The Borrower intends to acquire 2,714,700 shares (the “Shares”) of Plug Power Inc. incorporated under the laws of Delaware and to enter into the Stock

Purchase Agreement (the “Stock Purchase Agreement”). The potential seller of the Shares and party of the Stock Purchase Agreement is GE POWER SYSTEMS EQUITIES INC.

2.3	Immediately upon the Borrower’s request the Lender will transfer the full amount of the Loan as a purchase price under the Stock Purchase Agreement on behalf of the Borrower to the following bank account:

Bank Name: SWIFT: ABA No Beneficiary Name: Account No.: Contact Name:	Deutsche Bank Trust Company Americas PO Box 318, Church Street Station New York, NY 10008-0318 BKTRUS33 021001033 GE Packaged Power, Inc. 00-388-615 Brian Barlund

3.	Repayment

The Borrower shall repay the Loan to the Lender on the Repayment Date. All payments shall be made in US dollars by bank transfer on the account specified by the Lender. The Loan shall be considered to be repaid from the date of deposit of the Loan to the Lender’s account.

4.	Taxes

4.1	Payments to be free and clear: All sums payable by the Borrower under this Agreement shall be paid free of any restriction or condition and free and clear of and (except to the extent required by law) without any deduction or withholding, whether for or on account of tax, by way of set-off or otherwise.

4.2	Grossing-up of Payments:
(a)	In the event of any such deduction or withholding from any payment being required by law, the Borrower shall at the same time pay such additional amount as is necessary to ensure that the Lender receives and retains a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made.

(b)	If the Borrower or any other person (whether or not a party to, or on behalf of a party to, this Agreement) must at any time pay any tax or other amount on, or calculated by reference to, any sum received or receivable (including any sum received or receivable under this Clause 4.2(b)) by the Lender under this Agreement, the Borrower shall pay or procure the payment of that tax or other amount before any interest or penalty becomes payable or, if that tax or other amount is payable and paid by the Lender, shall reimburse it on demand for the amount paid by it.

(c)	As soon as practicable after paying any sum from which it is required by law to make any deduction or withholding, the Borrower shall promptly deliver to the Lender evidence satisfactory to the Lender of that deduction, withholding or payment and (where remittance is required) of the remittance thereof to the relevant taxing or other authority.

(d)	As soon as the Borrower is aware that any such deduction, withholding or payment is required (or of any change in any such requirement), it shall notify the Lender.

5.	Late Payment and Set-off

5.1	Default interest: The Borrower agrees to pay penalty on all amounts unpaid under this Agreement after the due date for payment. This penalty will start to be accrued on the first day following the Repayment Date. The rate of penalty applicable will be a rate per annum equal to 1.0% plus LIBOR accrued on due amount. This penalty shall accrue from day to day and be calculated on the basis of a year of 360 (three hundred and sixty) days and the actual number of days elapsed.

5.2.	Indemnity: If the Borrower fails to make a payment on the due date, the Borrower shall reimburse the Lender for the losses and expenses (including loss of profit) the Lender incurs, or will incur, as a result. The computation of these losses and expenses will take into account any amount received under Clause 5.2.

6.	Non-compliance or Non-performance

6.1.	This Agreement may be terminated by written notice by the Lender to the Borrower at any time including but not limited to the following case if (i) any of the conditions of this Agreement to be complied with at or before the Repayment Date by the Borrower to whom such notice is addressed shall have been breached or become incapable of fulfilment, (ii) such non-compliance has not been cured by the Borrower as a breaching party within 10 (ten) Business Days after receipt of the notice of termination referred to in this Clause 6.1, and (iii) such non-compliance shall not have been waived by the Lender giving notice of termination. The Borrower has no right to claim damages or other relief in connection with such termination. The sum of the Loan shall be paid by the Borrower within 10 (ten) Business Days after delivering such written notice to the Borrower.

7.	Expenses and Stamp Duty

7.1	Whether or not the Loan is made, the Borrower shall pay:
(a)	Enforcement Expenses: on demand, all costs and expenses (including taxes thereon and legal fees) reasonably incurred by the Lender in the administration of or in protecting or enforcing any right under this Agreement and/or any such amendment, supplement, waiver or consent; and

(b)	Stamp Duty: promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar tax payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of this Agreement and/or any such amendment, supplement, waiver or consent, and shall indemnity the Lender against any liability with respect to or resulting from any delay in paying or omission to pay any such tax.

8.	Novation and Assignment

8.1	Benefit and Burden of this Agreement: This Agreement shall benefit and bind the parties, their assignees and their respective successors. Any reference in this Agreement to any party shall be construed accordingly.

8.2.	The Borrower: The Borrower may not assign or transfer all or part of its rights or obligations under this Agreement.

8.3.	The Lender: The Lender may at any time grant a participation in or make an assignment or transfer or otherwise dispose of the whole or any part or parts of its rights and benefits under this Agreement without the consent of the Borrower.

9.	Representations and Warranties

9.1.	Organization and Authority: The Borrower is a limited liability company duly organized and validly existing under the laws of the Commonwealth of the Bahamas, with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

9.2.	Due Authorization, Binding Obligation: The execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action on the part of the Borrower. This Agreement has been duly and validly executed and delivered by the Borrower. Upon execution by the Lender, this Agreement shall constitute the valid and binding obligations of the Borrower, enforceable in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

9.3.	No Material Misstatement or Omission: No representation or warranty of the Borrower in this Agreement, nor any certificate furnished by the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, not misleading.

10.	Remedies, Waivers, Amendments and Consents

10.1.	No Implied Waivers, Remedies Cumulative: No failure on the part of the Lender to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise).

10.2.	Amendments, Waivers and Consents: This Agreement constitute the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. Any provision of this Agreement may be amended or supplemented only if the Borrower and the Lender so agree in writing and any provision of this Agreement may be waived before or after it occurs only if the Lender so agrees in writing. Any consent by the Lender under any provision of this Agreement must be in writing. Any such waiver or consent may be given subject to any conditions thought fit by the person giving it and shall be effective only in the instance and for the purpose for which it is given.

11.	Communications

11.1	Addresses: Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or when received if sent by mail or by courier, as follows:
If to the Lender:
Address:      Branton Limited
Kings Court, 1st floor, Bay Street, P.O. Box N-3944, Nassau, Bahamas
Attention: Director
If to the Borrower:
Address:      Smart Hydrogen Inc.,
P.O. Box 3540, Road Town, Tortola, British Virgin Islands
Attention: Director
or to such other person, address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein.

11.2	Deemed Delivery: Any communication from the Borrower shall be irrevocable, and shall not be effective until received by the Lender. Any other communication to any person shall be deemed to be received by that person (a) if sent by facsimile on that Business Day and evidence of transmission is received or (b) in any other case, when left at the address required by Clause 11.1 or on the second Business Day after being put in the post with postage prepaid and in a duly addressed envelope to it at that address.

12.	Partial Invalidity

12.1.	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

12.2.	Survival: The representations, warranties and covenants set forth in this Agreement shall survive the Repayment Date, and the liability for breach of any representations and warranties shall survive for a period of 3 (three) years following the Repayment Date.

12.3.	Severability: If any provision of this Agreement shall be adjudged void or unenforceable, the same shall not affect the validity of the Agreement as a whole. In this event, to the extent practicable under the circumstances, the Parties shall negotiate in good faith to replace the void, illegal or unenforceable provision with a valid, legal and enforceable provision which corresponds as far as possible to the spirit and purpose of the void, illegal or unenforceable provision.

13.	Governing Law and Jurisdiction

13.1.	Governing Law: This Agreement shall be governed by and construed in accordance with the law of England.

13.2	Arbitration: Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to London Court of International Arbitration (“LCIA”) and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause 13.2. The number of arbitrators shall be three. The place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

14.	Miscellaneous

14.1.	Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

14.2.	Waiver, Requirement of Writing: This Agreement may not be changed, or any performance, term or condition waived in whole or in part, except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

14.3.	Expenses: Each of the Parties shall pay, without right of reimbursement from the other Party, all the costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated.

14.4.	Confidentiality: The Parties shall, and shall cause each of their representatives, agents and employees, to (i) maintain in confidence any and all information concerning this Agreement and each other and (ii) refrain from using any and all such information for their own benefit or in competition with or otherwise to the detriment of the Lender or the Borrower. It is understood that the Parties shall have no liability hereunder for disclosure or use of any such information which (i) is in or, through no fault of the Borrower or the Lender, their representatives, agents or employees, comes into the public domain, or (ii) was acquired by the Borrower or the Lender from other sources after the execution of this Agreement, provided such sources are not, to the Borrower’s or the Lender’s knowledge, bound by any confidentiality agreement with the Lender or the Borrower, or (iii) the Borrower or the Lender is legally required to disclose pursuant to a request or obligation to any governmental entity or in accordance with any applicable law or as otherwise advised by legal counsel.

14.5.	Public Announcements: Except as may be required by law or regulations of securities exchanges, none of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without (a) in the case of the Borrower, obtaining the prior written approval of the Lender and (b) in the case of the Lender, obtaining the prior written approval of the Borrower. Approvals under this Clause 14.5 shall not be unreasonably withheld or delayed.
This Agreement has been entered into on the date stated at the beginning.

Signed by for and on behalf of Smart Hydrogen Inc.

By:	/s/ Sergey Polikarpov Name: Sergey Polikarpov
Title: Director

Signed by for and on behalf of Branton Limited

By:	/s/ Marie Lambrianidou Name: Maria Lambrianidou
Title: Director